Exhibit 99.1

1 SUMMARY • On August 27, 2008 River Rock Entertainment Authority (RREA), a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (Tribe), commenced a tender offer to purchase for cash up to $30 million principal amount of its outstanding 9-¾% Senior Notes due 2011. • The tender offer is part of several financing transactions highlighted herein that are designed to provide funds for the repurchase of the Senior Notes described above and all or a portion of the costs of certain capital improvements projects on the Tribe’s trust and adjacent lands that serve essential governmental purposes, including, without limitation, various road, drainage and landscaping infrastructure projects, design and engineering services and land purchase. • The various components of the projects combined with the contemplated transactions are intended to provide infrastructure benefits to RREA’s gaming operations and to carry out requirements of the Tribe’s Memorandum of Agreement with Sonoma County. • These financing transactions will provide funding for a portion of the preparatory site work necessary for the proposed resort development, which includes a new and expanded “Tuscan-themed” casino and hotel with luxury resort amenities.

2 PURPOSE OF TRANSACTIONS • In light of prevailing credit market conditions, pursuing the financing for the full resort expansion project at present is not practicable. • The current preparatory stage work will provide the foundation for the larger expansion by funding, among other things, infrastructure and design costs and a related land acquisition. • The preparatory stage work is anticipated to significantly reduce the expansion construction timeline and cost, including contractor contingency, for the planned expansion of the gaming and entertainment facility. • As part of the transactions, the Tribe will finance part of the projects and make a contribution to RREA to finance the tender offer. • The Tribe and RREA have identified assets financed by the Senior Notes that would have qualified for tax-exempt financing. Such assets will be transferred to the Tribe upon the contribution from the Tribe to RREA of the tender consideration. These transactions are intended to take advantage of taxexempt financing rates to the maximum extent possible. • The Offer to Purchase will enable RREA to reduce its outstanding senior indebtedness and provide additional flexibility to finance the projects.

3 COMMENTARY SOURCES AND USES (AT CLOSING) • The table highlights the closing sources and uses impact on RREA • As of July 31, 2008, RREA had $47.2 million of unrestricted cash and equivalents. Pro forma for the closing and a $7.6 million reimbursement expected to be paid prior to closing, the balance is $21.3 million • After closing, RREA anticipates spending approximately $11.0 million on design and make-ready work over the next six months • In addition, RREA expects to have an “accordion” in its Term Loan, allowing it to incur up to an additional $5 million in future borrowings – The credi t facili ty remains subject to negotiation, but is expected to close concurrentl y wi th the tender offer and the Tribe’s financing • RREA will also distribute infrastructure assets currently valued at $28.7 million to the Tribe representing assets paid for by proceeds of the Senior Notes that would have qualified for tax-exempt financing. Sources Contribution from Tribe $31.6 New Term Loan 20.0 Cash on Hand 18.3 Release of Restricted Cash 3.7 Total Sources $73.6 Uses Tender for Existing Notes $30.0 Tender Premium 1.5 Reimbursement Due to Tribe 2.6 Distribution to Tribe 38.6 Fees and Expenses 0.8 Total Uses $73.6